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                                                                   EXHIBIT 10.25





                              CONSULTING AGREEMENT


         THIS AGREEMENT is entered into between APACHE CORPORATION ("Apache"), a Delaware corporation and JOHN L. MORAN ("Moran") effective January 1, 1995.


                                    RECITALS

         Since February 1, 1984, Moran has served Apache with diligence and integrity as an officer and employee.

         Apache and Moran wish to provide for the termination of Moran's tenure as an officer and employee of Apache.

        Apache wishes to provide for continued service by Moran as a consultant to Apache.

        Apache and Moran wish to establish standards of confidentiality and conduct between them.


                                   AGREEMENT

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Apache and Moran agree as follows:

         1. RESIGNATION. Effective 6 p.m. CST, December 31, 1994, Moran's employment with Apache terminated and, as a result, Moran resigns all positions as a director, officer and committee member of Apache, subsidiaries and affiliated entities.

         2. CONSULTING. Apache engages Moran to render consulting services to Apache and its subsidiaries for a period commencing January 1, 1995, and continuing through December 31, 1995 (the "Consulting Period").

         3. SERVICES. During the Consulting Period, Moran shall perform such consulting services as are reasonably requested by the Chief Operating Officer of Apache ("the COO") and that are not inconsistent with Moran's prior duties and responsibilities as an officer of Apache. Moran shall not be required to maintain any office hours, nor shall Moran be present at the offices except upon request of the COO.

         4. OTHER ACTIVITIES. Moran's obligation to render consulting services shall be subordinate to, and shall be rendered only to the extent there is no interference with, his other business, employment and personal activities. Moran shall be free to accept full-time or part-time employment with any organization, and to engage in any business enterprise on his own behalf during the Continued Employment Period, the Consulting Period or thereafter, whether




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or not the organization or enterprise competes with Apache, so long as
Moran complies with paragraph 5 of this agreement.

         5. CONFIDENTIALITY. Moran shall maintain the confidentiality of, and shall not disclose, Apache's business dealings, trade secrets, supplier lists, customer lists, properties, geographic or financial areas of interests, exploration plans or techniques or any other confidential information of or relating to Apache, its subsidiaries or affiliates. Moran shall not use such information in any manner, whether for his own benefit or for the benefit of any other person or entity, or to the detriment of Apache, its subsidiaries or affiliates.

         6. CONSULTING PAYMENTS. On January 31, 1995, Apache shall pay Moran $225,000.00 as a non-refundable consulting payment. On January 15, 1996, Apache shall pay Moran $225,000.00 as a non-refundable consulting payment.

         7. EXPENSE REIMBURSEMENT. Subject to Apache's travel policies governing its executives, Apache shall reimburse Moran for all travel, airline, room, entertainment, meal, beverage, car rental and other out-of-pocket expenses incurred by Moran in the course of performing his consulting obligations under this agreement, provided that such consulting expenses are approved in advance by Apache.

         8.      BENEFITS.  During the Consulting Period, Apache shall:

                 a) provide medical, dental and vision benefits to Moran and his dependents to the same extent, and subject to the same premium co-payments, as are extended to Apache executives; and

                 b) provide life insurance and disability benefits (including supplemental group life insurance) to Moran to the same extent as extended to Apache executives.

Apache shall not impair the cash value of any life insurance currently maintained by Apache for Moran, and that cash value shall remain the property of Moran. Apache shall cause its employees, insurance carriers and agents to cooperate fully with Moran in managing and maintaining Moran's insurance coverage, and responding to Moran's insurance claims and responding to Moran's inquiries concerning insurance coverages.

         9. PLAN BALANCES. Apache shall cooperate with Moran in administering his rights, pursuant to the Apache Corporation 401(k) Retirement/Savings Plan and the Non-Qualified Retirement Plan. Moran's outstanding stock options and phantom stock units shall be governed by the terms of Apache Corporation 1990 Stock Incentive Plan and the 1990 Phantom Stock Appreciation Plan.



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         10.     RELEASE.  Moran releases Apache and each of its subsidiaries, affiliates, past and present, and Apache releases Moran, from any and all rights and claims arising in any way out of Moran's employment or acts or omissions of Apache or Moran which occurred during the term of Moran's employment, or arose out of the termination of Moran's employment. Apache and Moran further release and hold harmless each other from and against any and all claims against the other that they may have based on any negligent or intentional acts or omissions of any character whatsoever, whether related to Moran's employment or otherwise, including without limitation statements made by, to or about Moran or Apache which occurred prior to the effective date of this agreement, whether known or unknown by Apache or Moran. The foregoing release includes without limitation any rights and claims under state, federal, or local laws, including without limitation, the Age Discrimination in Employment Act, the Texas Commission on Human Rights Act and the common law of the states of Texas, Colorado, and any other jurisdiction. Moran and Apache further agree that they will not institute any charge, complaint, or litigation against the other based on such released rights and or claims. Notwithstanding the foregoing, the releases contained herein shall not apply to any rights Moran may have under: a) Apache 1990 Stock Incentive Plan and the Stock Appreciation Plan and the Option Agreements issued under those plans to which Moran is a party; b) Apache's 401(k) Plan and Non-Qualified Retirement Plan; c) this agreement; or d) COBRA to receive continued medical insurance benefits.

         11. INDEPENDENT CONTRACTOR AND TAXES. Moran acknowledges that his engagement under this agreement during the Consulting Period is as an independent contractor and not as an employee of Apache or its subsidiaries or affiliates. Accordingly, Moran will be responsible for payment of all income tax and other taxes, levies or assessments by governmental entities on cash amounts payable to Moran, and Apache will not withhold any amounts from payments made under this agreement. If the Internal Revenue Service or other governmental authority asserts that Apache should have withheld federal income taxes, Moran's share of FICA taxes or other taxes, levies or assessments from such payments, Moran will reimburse Apache for any monies paid by Apache to the governmental entity in compliance with such assertion, except for payments of interest or penalties.

         12. NONASSIGNABILITY. Neither this agreement nor any right or interest herein will be assigned or transferred by Apache or Moran without the other's written consent, except as to:

                 (a) the rights of Moran's spouse, estate, heirs and devisees to certain benefits under this agreement as specifically set forth herein; and

                 (b) the sale of all or substantially all of Apache's assets or the merger or combination of Apache with another organization, if the asset purchaser or surviving organization assumes the full performance of Apache's obligations under this agreement, but Apache shall not be relieved of its obligations under this agreement by that assumption.



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         13.     NO ATTACHMENT.  Except as required by law, Moran's right to receive payments under this agreement shall not be subject to anticipation, alienation, sale, encumbrance, pledge, hypothecation, execution, attachment, levy, offset, deduction, set off, condition, or assignment by operation of law, and any attempt, voluntary or involuntary, to affect such action shall be null and void.

         14. BINDING EFFECT. This agreement shall bind and inure to the benefit of Moran, Apache and its subsidiaries and affiliates and their permitted successors and assigns.

         15. AMENDMENT, MODIFICATION, WAIVER. This agreement shall not be amended or modified except by an instrument in writing signed by the parties hereto. No term of this agreement shall be deemed to have been waived, nor shall there be an estoppel against enforcement against any provision of this agreement, except by written instrument of the party charged with such waiver or estoppel. No person or organization, including those within the definition of company, not a party to this agreement or a permitted successor to a party to this agreement, shall be a third party beneficiary of this agreement or entitled to enforce its terms. Moran acknowledges that he has had at least 21 days to consider this agreement and has had legal advise with respect thereto.

         16. REMEDIES. Upon material breach of this agreement by a party, the other party shall be entitled to seek damages for breach, and or shall be entitled to seek specific performance of this agreement. Moran and Apache acknowledge and confess that there is no adequate remedy at law for breach of the obligations in this agreement other than the obligation for the payment of money. The prevailing party in any litigation shall be entitled to an award of attorneys' fees by the court. Interest on sums due from one party to the other shall bear interest at the rate of 18% per annum (until paid).

         17. NO OTHER BENEFITS. Except as specifically provided in this agreement, Moran shall not be entitled to any pension, profit sharing, bonus, disability, life insurance or similar plan or program of Apache, whether now existing or hereafter adopted for the benefit of Apache's employees or consultants.

         18. HEADINGS AND MEANINGS. The headings of the paragraphs of this agreement are for convenience only and should not be considered in construing or interpreting the agreement.

         19. GOVERNING LAW. This agreement has been executed and delivered in the state of Texas, and its validity, and interpretation or, performance and enforcement shall be governed by the laws of that state.

         20. NOTICES. Any notice contemplated or permitted by this agreement shall be delivered as follows:



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         To Apache or the Company:
                                            Roger B. Rice
                                            Vice President, Human Resources and
                                            Administration
                                            APACHE CORPORATION
                                            2000 Post Oak Boulevard Suite 100
                                            Houston, Texas  77056-4400
                                            Telephone:  (713) 296-6100
                                            Telecopier: (713) 296-6490


         To John L. Moran:                  JOHN L. MORAN
                                            [Residence Address]

The above addresses for a notice may be changed by written notice from the changing party to the other party.

         21. REVOCATION. Moran may rescind this agreement by written notice to Apache delivered on or before 5 p.m. on the seventh day after its execution by Apache and Moran and with delivery to Moran. If no such notice of rescission is timely received by Apache, the effective time of this agreement shall be as stated above. Upon rescission of this agreement, Moran shall repay to Apache all sums pursuant to this agreement, except salary for services rendered by Moran part prior to the effective time.

                                CONSULTANT



1/30/95                         /s/ John L. Moran
_______                         ____________________________________
Date
                                John L. Moran




                                APACHE CORPORATION



1/30/95                         /s/ Roger B. Rice
_______                         ____________________________________
Date
                                Roger B. Rice
                                Vice President, Human Resources & Administration





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